Exhibit 99.1

Consolidated Communications Reports Third Quarter 2021 Results

Delivering on fiber upgrade strategy with speed and agility to meet consumer needs for reliable, high-speed broadband services.

●	Completed 97,000 fiber upgrades in third quarter; on track to upgrade over 300,000 fiber locations in 2021 and extend fiber services to 70% of Company’s footprint by 2025.
●	Increased fiber net adds 20% year to date, added approximately 11,000 consumer fiber Gig-capable subscribers in 2021.

Company announced agreement to sell non-core Ohio business, consistent with portfolio review.

Final stage of Searchlight investment expected to close in fourth quarter 2021.

Mattoon, Ill. – Oct. 28, 2021 – Consolidated Communications Holdings, Inc. (Nasdaq: CNSL) (the “Company” or “Consolidated”), a top 10 fiber provider in the U.S., today reported results for the third quarter 2021.

“We are executing well and ahead of schedule on our fiber network deployment and are on track to upgrade more than 300,000 locations to gig-capable fiber this year,” said Bob Udell, president and chief executive officer at Consolidated Communications. “So far in 2021, we have increased consumer fiber connections 20% year to date and grew consumer data average revenue per unit 7%. This progress positions Consolidated for ongoing growth and opportunity as we prepare to launch a new brand, introducing a superior fiber product and exceptional customer experience.”

Third Quarter Financial Highlights (compared, where applicable, to third quarter 2020):

●	Revenue totaled $318.6 million, generating Adjusted EBITDA of $127.4 million.
●	Consumer broadband revenue was $68.6 million, up 2.1%.
●	Commercial and carrier data-transport revenue was $91.1 million, up 1.1%.
●	Net cash from operating activities was $110.1 million; cash and short-term investments totaled $253.6 million.
●	Capital expenditures totaled $144.3 million, reflecting the investment related to the fiber expansion plan and 97,000 upgrades completed in the quarter.

Operating expenses were $206.6 million, $2.9 million or 1.4% lower than a year ago. The primary drivers were network cost efficiencies including lower cost of video programming, and the receipt of property tax rebates.

Income from operations totaled $32.5 million, down compared to $37.4 million a year ago. The year-over-year change was primarily due to a revenue decline of $8.5 million combined with a non-cash loss on sale of assets offset by a $6.5 million decline in depreciation and amortization expense. As part of an ongoing asset evaluation, the Company announced in September that it entered into a definitive agreement to sell substantially all of the assets of the Company’s non-core, rural ILEC business located in Ohio for approximately $26 million and recorded a pre-tax non-cash loss of $5.7 million during the quarter, which included approximately $22 million of allocated goodwill. This transaction is subject to customary closing conditions, including regulatory approvals.

Net interest expense was $43.2 million, an increase of $11.5 million compared to a year ago due to the recapitalization of the balance sheet associated with the debt refinancing and the receipt of the $350 million Searchlight Capital Partners strategic investment in October 2020. Non-cash interest on the Searchlight note combined with amortization of deferred financing costs and the discount totaled $10.9 million in the third quarter 2021.

At Sept. 30, 2021, the Company recognized a non-cash loss of $2.2 million related to a change in the fair value of the Searchlight contingent payment obligations.

Cash distributions from the Company’s wireless partnerships totaled $11.1 million, compared to $12.3 million a year ago.

GAAP net loss was $4.5 million, compared to net income of $14.6 million for the same period a year ago. GAAP net loss per share was ($0.05) compared to net income per share of $0.20 in the prior year. Adjusted diluted net income per share excludes certain items as outlined in the table provided in this release. Adjusted diluted net income per share was $0.18 compared to $0.23 in the year ago quarter.

Adjusted EBITDA was $127.4 million, a decrease of 3.7% from $132.2 million in the prior year primarily due to declines in voice and special access revenues partially offset by lower operating expenses.

“We’re making good progress on our multi-year, fiber-first strategy and business transformation,” said Steve Childers, chief financial officer at Consolidated Communications. “We have a fully funded build plan, with a strong cash and liquidity position, and we are on track to return to growth. We are increasing our capex guidance to reflect the proactive steps we have taken to secure equipment and fiber to mitigate ongoing supply chain challenges affecting our industry and the broader economy. The final investment of our Searchlight partnership is expected to close by the end of the year, following FCC approval.”

2021 Outlook

Consolidated Communications updated its capex guidance for 2021 based on the Company’s current pace of its build plan. The Company affirmed the other metrics included in its 2021 outlook.

Capital expenditures	$440 million to $460 million	Previous: $400 million to $420 million
Adjusted EBITDA	$500 million to $510 million	no change
Cash interest expense	$130 million to $135 million	no change
Cash income taxes	$2 million to $4 million	no change

Conference Call

Consolidated’s third quarter 2021 earnings conference call will be webcast live today at 10 a.m. ET. The webcast and materials will be available on the Investor Relations section of the Company’s website at http://ir.consolidated.com. The live conference call dial-in number for analysts and investors is 833-794-0898, conference ID 9769405. A phone replay of the conference call will be available through Nov. 4 by calling 800-585-8367, enter ID 9769405.

About Consolidated Communications

Consolidated Communications Holdings, Inc. (NASDAQ: CNSL) is dedicated to moving people, businesses and communities forward by delivering the latest reliable communications solutions. Consumers, businesses and wireless and wireline carriers depend on Consolidated for a wide range of high-speed internet, data, phone, security, cloud and wholesale carrier solutions. With a network spanning 50,000 fiber route miles, Consolidated is a top 10 U.S. fiber provider, turning technology into solutions that are backed by exceptional customer support. Learn more at consolidated.com.

Use of Non-GAAP Financial Measures

This press release, as well as the conference call, includes disclosures regarding “EBITDA,” “adjusted EBITDA,” “total net debt to last 12 month adjusted EBITDA ratio” or “Net debt leverage ratio,” and “adjusted diluted net income (loss) per share,” all of which are non-GAAP financial measures and described in this section as not being in compliance with Regulation S-X. Accordingly, they should not be construed as alternatives to net cash from operating or investing activities, cash and cash equivalents, cash flows from operations, net income or net income per share as defined by GAAP and are not, on their own, necessarily indicative of cash available to fund cash needs as determined in accordance with GAAP. In addition, not all companies use identical calculations, and the non-GAAP financial measures may not be comparable to other similarly titled measures of other companies. A reconciliation of the differences between these non-GAAP financial measures and the most directly comparable financial measures presented in accordance with GAAP is included in the tables that follow.

Adjusted EBITDA is comprised of EBITDA, adjusted for certain items as permitted or required by the lenders under our credit agreement in place at the end of each quarter in the periods presented. The tables that follow include an explanation of how adjusted EBITDA is calculated for each of the periods presented with the reconciliation to net income. EBITDA is defined as net earnings before interest expense, income taxes, depreciation and amortization on a historical basis.

We present adjusted EBITDA for several reasons. Management believes adjusted EBITDA is useful as a means to evaluate our ability to fund our estimated uses of cash (including interest on our debt). In addition, we have presented adjusted EBITDA to investors in the past because it is frequently used by investors, securities analysts and other interested parties in the evaluation of companies in our industry, and management believes presenting it here provides a measure of consistency in our financial reporting. Adjusted EBITDA, referred to as Available Cash in our credit agreement, is also a component of the restrictive covenants and financial ratios contained in our credit agreement that requires us to maintain compliance with these covenants and limit certain activities, such as our ability to incur debt. The definitions in these covenants and ratios are based on adjusted EBITDA after giving effect to specified charges. In addition, adjusted EBITDA provides our board of directors with meaningful information, with other data, assumptions and considerations, to measure our ability to service and repay debt. We present the related “total net debt to last 12 month adjusted EBITDA ratio” or “Net debt leverage ratio” principally to put other non-GAAP measures in context and facilitate comparisons by investors, security analysts and others; this ratio differs in certain respects from the similar ratio used in our credit agreement. These measures differ in certain respects from the ratios used in our senior notes indenture.

These non-GAAP financial measures have certain shortcomings. In particular, adjusted EBITDA does not represent the residual cash flows available for discretionary expenditures, since items such as debt repayment and interest payments are not deducted from such measure. Because adjusted EBITDA is a component of the ratio of total net debt to last twelve month adjusted EBITDA, these measures are also subject to the material limitations discussed above. In addition, the ratio of total net debt to last twelve month adjusted EBITDA is subject to the risk that we may not be able to use the cash on the balance sheet to reduce our debt on a dollar-for-dollar basis. Management believes this ratio is useful as a means to evaluate our ability to incur additional indebtedness in the future.

We present the non-GAAP measure “adjusted diluted net income (loss) per share” because our net income (loss) and net income (loss) per share are regularly affected by items that occur at irregular intervals or are non-cash items. We believe that disclosing these measures assists investors, securities analysts and other interested parties in evaluating both our company over time and the relative performance of the companies in our industry.

Safe Harbor

Certain statements in this press release are forward-looking statements and are made pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995. These forward-looking statements reflect, among other things, our current expectations, plans, strategies, and anticipated financial results. There are a number of risks, uncertainties, and conditions that may cause our actual results to differ materially from those expressed or implied by these forward-looking statements. These risks and uncertainties include a number of factors related to our business, including the uncertainties relating to the impact of the novel coronavirus (COVID-19) pandemic on the Company’s business, results of operations, cash flows, stock price and employees; the possibility that any of the anticipated benefits of the strategic investment from Searchlight or our refinancing of outstanding debt, including our senior secured credit facilities, will not be realized; the outcome of any legal proceedings that may be instituted against the Company or its directors; the ability to obtain regulatory approvals and meet other closing conditions to the investment on a timely basis or at all, including the risk that regulatory approvals required for the investment are not obtained subject to conditions that are not anticipated or that could adversely affect the Company or the expected benefits of the investment; the anticipated use of proceeds of the strategic investment; economic and financial market conditions generally and economic conditions in our service areas; various risks to the price and volatility of our common stock; changes in the valuation of pension plan assets; the substantial amount of debt and our ability to repay or refinance it or incur additional debt in the future; our need for a significant amount of cash to service and repay the debt restrictions contained in our debt agreements that limit the discretion of management in operating the business; regulatory changes, including changes to subsidies, rapid development and introduction of new technologies and intense competition in the telecommunications industry; risks associated with our possible pursuit of acquisitions; system failures; cyber-attacks, information or security breaches or technology failure of ours or of a third party; losses of large customers or government contracts; risks associated with the rights-of-way for the network; disruptions in the relationship with third party vendors; losses of key management personnel and the inability to attract and retain highly qualified management and personnel in the future; changes in the extensive governmental legislation and regulations governing telecommunications providers and the provision of telecommunications services; new or changing tax laws or regulations; telecommunications carriers disputing and/or avoiding their obligations to pay network access charges for use of our network; high costs of regulatory compliance; the competitive impact of legislation and regulatory changes in the telecommunications industry; and liability and compliance costs regarding environmental regulations; and risks associated with discontinuing paying dividends on our common stock. A detailed discussion of these and other risks and uncertainties that could cause actual results and events to differ materially from such forward-looking statements are discussed in more detail in our filings with the SEC, including our reports on Form 10-K and Form 10-Q. Many of these circumstances are beyond our ability to control or predict. Moreover, forward-looking statements necessarily involve assumptions on our part. These forward-looking statements generally are identified by the words “believe,” “expect,” “anticipate,” “estimate,” “project,” “intend,” “plan,” “should,” “may,” “will,” “would,” “will be,” “will continue” or similar expressions. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements of the Company and its subsidiaries to be different from those expressed or implied in the forward-looking statements. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements that appear throughout this press release.  Furthermore, forward-looking statements speak only as of the date they are made. Except as required under the federal securities laws or the rules and regulations of the SEC, we disclaim any intention or obligation to update or revise publicly any forward-looking statements. You should not place undue reliance on forward-looking statements.

Investor and Media Contact

Jennifer Spaude, Consolidated Communications

Phone: 507-386-3765
jennifer.spaude@consolidated.com

Tag: [Consolidated-Communications-Earnings]

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Consolidated Communications Holdings, Inc.

Condensed Consolidated Balance Sheets

(Dollars in thousands, except share and per share amounts)

(Unaudited)

	September 30,	December 31,
	2021	2020
ASSETS
Current assets:
Cash and cash equivalents	$98,682	$155,561
Short-term investments	154,963	—
Accounts receivable, net	133,524	137,646
Income tax receivable	1,516	1,072
Prepaid expenses and other current assets	56,505	46,382
Assets held for sale	25,990	—
Total current assets	471,180	340,661

Property, plant and equipment, net	1,905,661	1,760,152
Investments	109,307	111,665
Goodwill	1,013,243	1,035,274
Customer relationships, net	83,782	113,418
Other intangible assets	11,175	10,557
Other assets	134,603	135,573
Total assets	$3,728,951	$3,507,300

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$47,930	$25,283
Advance billings and customer deposits	55,192	49,544
Accrued compensation	66,723	74,957
Accrued interest	52,621	21,194
Accrued expense	91,574	81,931
Current portion of long-term debt and finance lease obligations	6,944	17,561
Liabilities held for sale	90	—
Total current liabilities	321,074	270,470

Long-term debt and finance lease obligations	2,115,266	1,932,666
Deferred income taxes	179,479	171,021
Pension and other post-retirement obligations	269,119	300,373
Convertible security interest	262,124	238,701
Contingent payment rights	105,830	123,241
Other long-term liabilities	74,423	81,600
Total liabilities	3,327,315	3,118,072

Shareholders' equity:
Common stock, par value $0.01 per share; 150,000,000 and 100,000,000 shares authorized as of September 30, 2021 and December 31, 2020, respectively, 98,754,185 and 79,227,607 shares outstanding as of September 30, 2021 and December 31, 2020, respectively	988	792
Additional paid-in capital	649,667	525,673
Accumulated deficit	(156,690)	(34,514)
Accumulated other comprehensive loss, net	(99,547)	(109,418)
Noncontrolling interest	7,218	6,695
Total shareholders' equity	401,636	389,228
Total liabilities and shareholders' equity	$3,728,951	$3,507,300

Consolidated Communications Holdings, Inc.

Condensed Consolidated Statements of Operations

(Dollars in thousands, except per share amounts)

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2021	2020	2021	2020

Net revenues	$318,584	$327,066	$963,753	$977,904
Operating expenses:
Cost of services and products	142,507	144,428	431,797	421,717
Selling, general and administrative expenses	64,100	65,066	199,948	197,679
Loss on impairment of assets held for sale	5,704	—	5,704	—
Depreciation and amortization	73,765	80,220	225,455	244,024
Income from operations	32,508	37,352	100,849	114,484
Other income (expense):
Interest expense, net of interest income	(43,176)	(31,661)	(137,022)	(95,215)
Gain (loss) on extinguishment of debt	—	—	(17,101)	234
Change in fair value of contingent payment rights	(2,205)	—	(99,619)	—
Other income, net	13,345	13,467	36,306	38,529
Income (loss) before income taxes	472	19,158	(116,587)	58,032
Income tax expense	4,953	4,576	5,066	13,892
Net income (loss)	(4,481)	14,582	(121,653)	44,140
Less: net income attributable to noncontrolling interest	240	72	523	243

Net income (loss) attributable to common shareholders	$(4,721)	$14,510	$(122,176)	$43,897

Net income (loss) per basic and diluted common shares attributable to common shareholders	$(0.05)	$0.20	$(1.47)	$0.60

Consolidated Communications Holdings, Inc.

Condensed Consolidated Statements of Cash Flows

(Dollars in thousands)

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2021	2020	2021	2020
OPERATING ACTIVITIES
Net income (loss)	$(4,481)	$14,582	$(121,653)	$44,140
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	73,765	80,220	225,455	244,024
Cash distributions from wireless partnerships in excess of (less than) earnings	107	857	1,345	1,001
Pension and post-retirement contributions in excess of expense	(11,755)	(13,681)	(29,968)	(29,666)
Non-cash, stock-based compensation	3,217	2,263	7,160	5,487
Amortization of deferred financing costs and discounts	4,472	1,222	13,121	3,628
Non-cash interest expense on convertible security interest	8,230	—	24,334	—
Loss (gain) on extinguishment of debt	—	—	17,101	(234)
Loss on change in fair value of contingent payment rights	2,205	—	99,619	—
Loss on impairment of assets held for sale	5,704	—	5,704	—
Other adjustments, net	(99)	(255)	3,632	(4,485)
Changes in operating assets and liabilities, net	28,783	30,421	50,129	33,455
Net cash provided by operating activities	110,148	115,629	295,979	297,350
INVESTING ACTIVITIES
Purchase of property, plant and equipment, net	(144,292)	(55,978)	(339,488)	(152,215)
Purchase of short-term investments	(64,996)	—	(154,963)	—
Proceeds from sale of assets	37	904	126	6,977
Proceeds from sale of investments	—	—	1,198	426
Net cash used in investing activities	(209,251)	(55,074)	(493,127)	(144,812)
FINANCING ACTIVITIES
Proceeds from bond offering	—	—	400,000	—
Proceeds from issuance of long-term debt	—	—	150,000	40,000
Payment of finance lease obligations	(1,529)	(2,124)	(4,465)	(7,243)
Payment on long-term debt	—	(4,588)	(397,000)	(93,763)
Retirement of senior notes	—	—	—	(4,208)
Payment of financing costs	—	—	(8,266)	—
Net cash provided by (used in) financing activities	(1,529)	(6,712)	140,269	(65,214)
Net change in cash and cash equivalents	(100,632)	53,843	(56,879)	87,324
Cash and cash equivalents at beginning of period	199,314	45,876	155,561	12,395
Cash and cash equivalents at end of period	$98,682	$99,719	$98,682	$99,719

Consolidated Communications Holdings, Inc.

Consolidated Revenue by Category

(Dollars in thousands)

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2021	2020	2021	2020
Commercial and carrier:
Data and transport services (includes VoIP)	$91,101	$90,153	$272,262	$269,297
Voice services	42,619	45,343	130,359	136,838
Other	10,580	10,909	29,785	33,027
	144,300	146,405	432,406	439,162
Consumer:
Broadband (VoIP and Data)	68,604	67,163	202,340	196,806
Video services	16,163	18,452	49,743	56,796
Voice services	40,587	42,775	121,180	129,072
	125,354	128,390	373,263	382,674

Subsidies	17,264	18,064	52,068	54,587
Network access	29,923	32,009	92,641	93,947
Other products and services	1,743	2,198	13,375	7,534
Total operating revenue	$318,584	$327,066	$963,753	$977,904

Consolidated Communications Holdings, Inc.

Consolidated Revenue Trend by Category

(Dollars in thousands)

(Unaudited)

	Three Months Ended
	Q3 2021	Q2 2021	Q1 2021	Q4 2020	Q3 2020
Commercial and carrier:
Data and transport services (includes VoIP)	$91,101	$90,813	$90,348	$92,781	$90,153
Voice services	42,619	43,461	44,279	44,862	45,343
Other	10,580	9,486	9,719	12,128	10,909
	144,300	143,760	144,346	149,771	146,405
Consumer:
Broadband (VoIP and Data)	68,604	67,981	65,755	66,253	67,163
Video services	16,163	16,799	16,781	17,547	18,452
Voice services	40,587	40,173	40,420	41,431	42,775
	125,354	124,953	122,956	125,231	128,390

Subsidies	17,264	17,465	17,339	17,402	18,064
Network access	29,923	31,115	31,603	31,314	32,009
Other products and services	1,743	3,110	8,522	2,406	2,198
Total operating revenue	$318,584	$320,403	$324,766	$326,124	$327,066

Consolidated Communications Holdings, Inc.

Schedule of Adjusted EBITDA Calculation

(Dollars in thousands)

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2021	2020	2021	2020
Net income (loss)	$(4,481)	$14,582	$(121,653)	$44,140
Add (subtract):
Income tax expense	4,953	4,576	5,066	13,892
Interest expense, net	43,176	31,661	137,022	95,215
Depreciation and amortization	73,765	80,220	225,455	244,024
EBITDA	117,413	131,039	245,890	397,271

Adjustments to EBITDA (1):
Other, net (2)	951	35	11,387	(3,280)
Investment income (accrual basis)	(11,052)	(11,510)	(32,047)	(31,269)
Investment distributions (cash basis)	11,127	12,350	33,160	32,046
Pension/OPEB benefit	(2,207)	(1,937)	(7,290)	(3,107)
Loss (gain) on extinguishment of debt	—	—	17,101	(234)
Loss on impairment	5,704	—	5,704	—
Change in fair value of contingent payment right	2,205	—	99,619	—
Non-cash compensation (3)	3,217	2,263	7,160	5,487
Adjusted EBITDA	$127,358	$132,240	$380,684	$396,914

Notes:

(1)	These adjustments reflect those required or permitted by the lenders under our credit agreement.
(2)	Other, net includes income attributable to noncontrolling interests, acquisition and non-recurring related costs, and certain miscellaneous items.
(3)	Represents compensation expenses in connection with our Restricted Share Plan, which because of the non-cash nature of the expenses are excluded from adjusted EBITDA.

Consolidated Communications Holdings, Inc.

Reconciliation of Net Loss to Adjusted EBITDA Guidance

(Dollars in millions)

(Unaudited)

	Twelve Months Ended
	December 31, 2021
	Range
	Low	High
Net loss	$(120)	$(105)
Add:
Income tax expense	5	10
Interest expense, net	175	170
Depreciation and amortization	302	297
EBITDA	362	372

Adjustments to EBITDA (1):
Other, net (2)	15	15
Pension/OPEB benefit	(10)	(10)
Loss on extinguishment of debt	17	17
Loss on impairment	6	6
Change in fair value of contingent payment right	100	100
Non-cash compensation (3)	10	10
Adjusted EBITDA	$500	$510

Notes:

(1)	These adjustments reflect those required or permitted by the lenders under our credit agreement.
(2)	Other, net includes income attributable to noncontrolling interests, cash distributions less equity earnings from our investments, dividend income, and certain miscellaneous items.
(3)	Represents compensation expenses in connection with our Restricted Share Plan, which because of the non-cash nature of the expenses are excluded from adjusted EBITDA.

Consolidated Communications Holdings, Inc.

Total Net Debt to LTM Adjusted EBITDA Ratio

(Dollars in thousands)

(Unaudited)

September 30,
2021
Summary of Outstanding Debt:
Term loans, net of discount $10,699	$989,176
6.50% Senior secured notes due 2028	750,000
5.00% Senior secured notes due 2028	400,000
Finance leases	22,166
Total debt as of September 30, 2021	2,161,342
Less deferred debt issuance costs	(39,132)
Less cash on hand	(253,645)
Total net debt as of September 30, 2021	$1,868,565

Adjusted EBITDA for the twelve months ended September 30, 2021	$512,994

Total Net Debt to last twelve months Adjusted EBITDA	3.64x

Consolidated Communications Holdings, Inc.

Adjusted Net Income and Net Income Per Share

(Dollars in thousands, except per share amounts)

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2021	2020	2021	2020
Net income (loss)	$(4,481)	$14,582	$(121,653)	$44,140
Integration and severance related costs, net of tax	674	—	2,353	31
Storm costs (recoveries), net of tax	—	6	—	(104)
Loss on impairment of assets held for sale	5,704	—	5,704	—
Loss (gain) on disposition of wireless spectrum licenses, net of tax	—	—	2,641	(2,714)
Loss on disposition of fixed wireless, net of tax	—	—	3,085	—
Loss (gain) on extinguishment of debt, net of tax	—	—	12,639	(178)
Change in fair value of contingent payment rights	2,205	—	99,619	—
Non-cash interest expense for Searchlight note including amortization of discount and fees	10,944	—	32,006	—
Non-cash interest expense for swaps, net of tax	(261)	(187)	(682)	(568)
Non-cash stock compensation, net of tax	2,378	1,722	5,292	4,176
Adjusted net income	$17,163	$16,123	$41,003	$44,783

Weighted average number of shares outstanding	92,791	71,153	83,003	71,153
Adjusted diluted net income per share	$0.18	$0.23	$0.49	$0.63

Notes:

Calculations above assume a 26.1% and 23.9% effective tax rate for the three months ended September 30, 2021 and 2020, respectively and 26.1% and 23.9% effective tax rate for the nine months ended September 30, 2021 and 2020, respectively.

Consolidated Communications Holdings, Inc.

Key Operating Metrics

(Unaudited)

	September 30,	June 30,	March 31,	December 31,	September 30,
	2021	2021	2021	2020	2020

Passings
FttP - Gig+	494,100	397,100	320,800	275,000	273,000
Fiber Node/DSL	2,255,600	2,347,800	2,421,300	2,460,900	2,460,900
Total Passings	2,749,700	2,744,900	2,742,100	2,735,900	2,733,900
FttP - Gig+ %	18%	14%	12%	10%	10%

Consumer Data Connections
FttP - Gig+	65,929	61,911	58,885	55,000	54,833
Fiber Node/DSL	324,732	331,569	339,117	346,357	352,826
Total Consumer Data Connections	390,661	393,480	398,002	401,357	407,659

Consumer Data Penetrations %
FttP - Gig+	13%	16%	18%	20%	20%
Fiber Node/DSL	14%	14%	14%	14%	14%
Total Consumer Data Penetration %	14%	14%	15%	15%	15%

Consumer Data ARPU	$58.48	$57.26	$55.24	$54.41	$54.51

Consumer ARPU	$79.24	$77.84	$75.19	$75.25	$76.07

Consumer Voice Connections	341,135	352,835	362,384	370,660	380,236

Video Connections	66,971	70,795	73,986	76,041	77,854

Fiber route network miles (long-haul, metro and FttP)	50,405	48,727	47,364	46,664	46,326

On-net buildings	14,625	14,253	13,910	13,564	13,202

Notes:

In Q1 2021, the Company launched a multi-year, fiber build plan to upgrade 1.6 million passings by 2025 or 70% of our service area to Gig+ fiber capable services by 2025. As of Sept. 30, 2021, 219,000 of the target 300,000 passings for 2021 were upgraded to FttP.